Exhibit 19

CARVER BANCORP, INC.
INSIDER TRADING POLICY

Carver Bancorp, Inc. (the “Company”) the common stock of which is listed on the Nasdaq Capital Market and registered under the Securities Exchange Act of 1934, as amended. As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). Investment in the Company’s stock by directors, officers and employees is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by “insiders” for their own profit.

As a director, officer or employee of a public company, you have the responsibility not to participate in the market for the Company’s stock while in possession of material, non-public (inside) information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, inside information in connection with buying or selling securities, or if you give that information to another person who uses it in connection with buying or selling securities. If you buy or sell securities while in possession of material, inside information, you will not only have to pay back any profit you made or loss you avoided, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws.

To avoid these harsh consequences, the Company has developed the following guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees. However, these guidelines do not address all possible situations that you may face. In addition, you need to review and understand the Company’s Policy on Fair Disclosure to Investors that describes your obligations regarding the selective disclosure of confidential information to ensure compliance with SEC Regulation FD, which requires “fair disclosure” of material, non-public information.

Insider Trading Concepts

What is “Inside” Information?

Inside information includes any non-public information of which you become aware because of your “special relationship” with the Company as a director, officer or employee and which has not been disclosed to the public (i.e., is non-public). The information may be about the Company, Carver Federal Savings Bank (the “Bank”) or any other subsidiaries or affiliates. It may also include information you learn about another company (for example, companies that are current or prospective customers or suppliers to the Company or the Bank or those with which the Company or the Bank may be in negotiations regarding a potential transaction).

What is Material Information?

Information is material if a reasonable investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. To fulfill the materiality requirement, there must be a substantial likelihood that a fact “would have been viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.” Generally, this means any information relating to the business and affairs of the Company that results in or would reasonably be expected to result in a significant change in the market price or value of any of the Company’s securities. Either good or bad information may be material. If you are unsure whether the information is material, assume it is material.

Examples of material information typically include, but are not limited to:

• Financial or accounting problems;
• Estimates of future earnings or losses;
• Significant non-recurring gains or losses;
• Events that could result in restating financial information;
• A proposed acquisition, sale or merger;
• Changes in key management personnel;
• Beginning or settling a major lawsuit;
• Changes in dividend policies;
• Declaring a stock split;
• A stock repurchase program;
• A stock or bond offering; or

• Any event requiring the filing or furnishing of a Form 8-K.

What is Non-Public Information?

Non-public information is information that has not yet been widely disseminated to the public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, a press release through a national wire service or in SEC filings, for example) and people have had an adequate opportunity to see or hear it and absorb it.

Trading Guidelines

A. Rules Applicable to All Directors, Officers and Employees.

No director, officer or employee may trade any security, whether issued by the Company or by any other company, while in possession of “material inside information” about the issuer. Further, no director, officer or employee may disclose “material inside information” to any other person (including immediate family members, friends or stockbrokers) so that such other person may trade in the stock. It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Wednesday morning. If an announcement were made on a Friday (or before the market opens on Monday), Tuesday generally would be the first eligible trading day.

1.This means the following with respect to certain Bank or Company employee benefit plans:

•401(k) Plan. If applicable, an officer or employee having material inside information regarding the Company may not (i) initiate a transfer of funds into or out of a Carver Bancorp, Inc. stock fund of any 401(k) plan, or (ii) increase an existing election to invest funds in the Carver Bancorp, Inc. stock fund. However, ongoing purchases of the Company’s stock through the plan pursuant to a prior election are not prohibited.

•Other Company Stock Purchase Plans. A director, officer or employee having material inside information regarding the Company may not sign up for, or increase participation in, any employee stock purchase plan or dividend reinvestment plan. However, ongoing purchases through those plans pursuant to a prior election are not prohibited.

•Stock Options. A director, officer or employee may exercise a Company employee or director stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a cashless exercise or otherwise) if the director, officer or employee has material inside information regarding the Company. At any time, however, an employee may deliver Company stock already owned to pay the option exercise price and taxes.

2.This means with respect to hedging and other derivative transactions:

•Hedging and Other Derivative Transactions. No director, officer or employee, or any of his or her designees, may at any time purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s stock or other equity securities.

B. Additional Rules.

1. Options and Other Stock Plans. The exercise of Company stock options and/or the sale of stock acquired upon an exercise of stock options, and the transfer of funds into and out of the Company’s stock plans are subject to special rules. The Filing Coordinator must be contacted before any such transaction is conducted.

2. Pension Fund Blackouts. All purchases, sales or transfers of the Company’s securities by directors and executive officers during a pension fund blackout period are prohibited. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Directors and executive officers will be contacted when these or other restricted trading periods are instituted.

3. Pre-Clearance for Rule 10b5-1 Plans. Directors and executive officers may not implement a trading plan under SEC Rule 10b5-1 at any time without prior clearance. Directors and executive officers may only enter into a trading plan when they are not in possession of material inside information. In addition, directors and executive officers may not enter into a trading plan during a quarterly blackout period or during a pension blackout period. The Filing Coordinator must be contacted prior to implementation of a trading plan under SEC Rule 10b5-1. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts. Transactions made under a trading plan must be promptly reported to the Filing Coordinator who will prepare the necessary Form 4.

C. Additional Rules Applicable to Proposed Mergers/Acquisitions.

Whenever the Company is actively considering a particular company for merger, acquisition or for another significant business relationship (such as a joint venture) or whenever the Company is engaged in active discussion regarding the sale of control of the Company, all of the Company’s personnel involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship are prohibited from trading in any of the Company’s securities and any securities of the other company.

Note: This policy applies to personal securities transactions by the directors and officers and by the employees involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship and also applies to:

(a) Transactions for accounts in which a director, officer or employee has an interest in or an ability to influence transactions; and

(b) Transactions by a director’s, officer’s or employee’s spouse or any other member of his or her household unless (i) the household member’s investment decisions are made independently of the director, officer or employee and (ii) the household member has not received inside information about the issuer of the security. It must be understood, however, that the director, officer and employee and/or the household member will bear the burden of demonstrating that the household member has not received inside information. Furthermore, directors and executive officers are subject to special rules in this regard and any proposed transaction in Company securities by a corporation, trust or other entity they control or by a family member sharing the same household must be discussed in advance with the Filing Coordinator.

I.Stock Repurchase by the Company.

This policy does not restrict the Company’s purchase of its common stock. The Board of Directors may choose to delegate to the Chief Executive Officer or his designee(s) the authority and discretion to authorize the Company to purchase Company common stock pursuant to a Board-approved and currently effective stock repurchase program, including during a restricted trading period under this policy. In such a circumstance, the Chief Executive Officer must determine that the following conditions are met:

(a) The Company is not in possession of non-public material information that prohibits such purchases;

(b) Market conditions for the repurchase are favorable;

(c) There are no material differences in the financial condition of the Company referenced in the last publicly reported balance sheet date that have not been publicly disclosed;

(d) There are no material differences in the consolidated results of core operations of the Company for the current quarter and the average for the four most recent quarterly periods that have not been publicly disclosed;

(e) It is anticipated that expected earnings for the current quarter will not be materially different from analysts’ publicly announced estimates for the current quarter or guidance provided by the Company, if any;

(f) The Company is not currently in the process of conducting a transaction or series of related transactions that have not been publicly disclosed and which, if consummated, would likely have a material impact on the financial condition or results of operations of the Company, nor is the Company actively considering any such transaction or series of transactions;

(g) The stock repurchases are conducted in accordance with the currently effective stock repurchase program and are not being conducted for the purpose of manipulating the trading market for the Company common stock; and

(h) The President and Chief Executive Officer or his designee(s) has sought the advice of any advisors as he or they shall deem appropriate.

Confidentiality

Serious problems could develop for the Company by unauthorized disclosure of inside information about the Company, whether or not for the purpose of facilitating improper trading of the Company’s stock.

A.Confidentiality of Non-Public Information.

Directors, officers and employees of the Company should not discuss internal matters or developments with anyone outside of the Company (including family members, securities analysts, individual investors, members of the investment community and news media), except as required in the performance of regular corporate duties. In addition, directors, officers and employees of the Company with knowledge of material, non-public information should only disclose such information to other Company personnel on a “need-to-know” basis so that the group of individuals with knowledge of material, non-public information is kept as small as possible.

All inquiries about the Company made by the financial press, investment analysts or others in the financial community, or by stockholders must be handled in accordance with the Company’s Policy on Fair Disclosure to Investors. If you have any doubt as to your responsibilities under this policy, you should seek clarification from the Disclosure Policy Compliance Officer before acting.

~~B.~~Prohibition Against Internet Disclosure and Disclosure to Others

It is inappropriate for any unauthorized person to disclose Company information or to discuss the Company on the Internet, including in any forum or chat room where companies and their prospects are discussed. The posts in these forums are, in some cases, made by investors who are poorly informed, who have malicious intent or who intend to benefit their own stock positions. To avoid the disclosure of material, inside information, no director, officer or employee may discuss the Company or Company-related information in an Internet forum or chat room, regardless of the situation.

Moreover, personnel of the Company should not discuss internal matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties. Personnel of the Company with knowledge of material nonpublic information should disclose such information only to other such personnel on a need-to-know basis. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner designed to achieve broad public dissemination of the information immediately upon its release.

C. Post-Termination Transactions

This policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

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Company Assistance. Any person who has a question about this policy or its application to any proposed transaction may obtain additional guidance from Isaac Torres, General Counsel, whose telephone number is (212) 360-8824. Ultimately, however, the responsibility for adhering to this policy and avoiding unlawful transactions rests with individual employee.

CARVER BANCORP, INC.
ADDENDUM TO POLICY REGARDING INSIDER TRADING

Carver Bancorp, Inc. (the “Company”) is a public company, the common stock of which is traded on the Nasdaq Capital Market and registered under the Securities and Exchange Act of 1934 (the “Exchange Act”). As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”).

As a public company, the directors, officers and employees of the Company have a responsibility not to participate in the market for the Company’s securities (“Company Securities”) while in possession of “material information” about the Company that has not been publicly disclosed. Under the Insider Trading and Securities Enforcement Act of 1988 (“Act”), the Company can be held liable for employee violations of the insider trading laws, unless it has adopted policies and procedures to prevent insider trading. Recent efforts by the SEC to police insider trading laws have highlighted the need for awareness of the responsibilities and potential liability in this area. Executive officers and directors of the Company are also subject to various reporting obligations regarding their ownership, and changes in their ownership, of Company common stock.

The Company has adopted policies and procedures regarding insider trading and the confidentiality of information that are applicable to all employees, officers and directors. This memorandum addresses additional restrictions that are applicable only to Directors, Senior Officers and designated employees of the Company (the “Restricted Group”).

Blackout Periods

Quarterly Blackout Periods. No person in the Restricted Group should trade in Company securities during a blackout period that begins on the 20th day of the last month of each calendar quarter (i.e., on March 20, June 20, September 20 and December 20) and ends at the end of the first full trading day after the public release of the Company’s earnings for such quarter. The blackout period applies to (i) open market purchases or sales, (ii) a sale of securities following exercise of a stock option (including a sale by way of a cashless exercise), (iii) signing up for, or increasing participation in, any employee stock purchase plan or dividend reinvestment plan, and (iv) initiating a transfer of funds into or out of any Company stock fund of a 401(k) plan or increasing an existing election to invest funds in any Company stock fund. However, ongoing purchases through the 401(k) plan or other Company-sponsored plan pursuant to a prior election are permitted at any time (i.e., they are not subject to the blackout period).

Temporary Blackout Periods. The Company may also institute temporary blackout periods in the event of a material corporate development. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it.

Written Plan Exception. The limitations of the blackout periods shall not apply to trading in Company securities pursuant to a “written plan for trading securities” provided that such plan was entered into prior to the commencement of the applicable blackout period, meets the requirements of SEC Rule 10b5-1 and is approved in advance by the Company’s Board of Directors.

Prohibition on Standing Orders. Standing orders (except standing orders under approved Rule 10b5-1 plans) for the purchase or sale of shares of the Company’s securities should not be used (other than on a daily basis).

Pre-Clearance of all Trades. Prior to the execution, or the placing, of any order with respect to, or any trades in, the Company’s Common Stock, the Filing Coordinator should be notified. This will enable the Company to better assure compliance with the prohibition on trading during the quarterly blackout periods or while in possession of material, nonpublic information, as well as the reporting obligations (e.g., Forms 4 and 5 under Section 16(a) of the federal securities laws) relating to changes in the stock ownership by executive officers and directors.

The following positions are hereby designated “Senior Officer” positions for purposes of the Company policy on participating in the market for the Company’s Common Stock during the blackout periods:

All employees designated Senior Vice President and above
All employees that work in: Accounting

Selling Short

No person in the Restricted Group may at any time sell short Company stock or otherwise sell any equity securities of the Company that they do not own. Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Options

No person in the Restricted Group may at any time buy or sell options on Company securities (so called “puts” and “calls”). This restriction does not apply to the exercise of employee or director stock options, which is treated under Section A above.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities and, as a result, the pledgor may be subject to liability under insider trading laws.

Therefore, you may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan from a third party (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan from a third party must submit a request for approval to the Company’s Board of Directors at least two weeks prior to the execution of the documents evidencing the proposed pledge.

Appendix A

Sample Email Regarding Periodic Blackout Period

Subject: Carver Bancorp Quarterly Blackout Period

This email is to inform you that the quarterly blackout period is now in effect and you should not execute any trades in Carver Bancorp, Inc. common stock. If you have a standing order, you should immediately terminate such order. This restriction will last at least until the end of the first full trading day following the public release of Carver Bancorp, Inc.’s [first/second/third quarter or year-end] earnings. You will be informed of the exact date on which this quarterly blackout period will end.

Blackout Periods
As an officer or director of Carver Bank and/or Carver Bancorp, Inc. (the “Company”), you should not trade in the Company’s common stock during certain times of the year in accordance with the Company’s Insider Trading Policy. The purpose of these restrictions is to avoid trading based on information that is not available to the general public in violation of the securities laws, or the appearance thereof. Periods during which trading is restricted are referred to as “blackout periods.”

The Company institutes blackout periods in conjunction with fiscal quarter and fiscal year earnings reporting, or when a developing material event or potential material event has not been made public.

Policy Regarding Insider Trading
Please refer to the Company’s Policy Regarding Insider Trading for further information and remember that you are prohibited from using or sharing insider information for stock trading purposes or for any other purpose except to conduct the Company’s business. Once this quarterly blackout period ends, you should still notify the Company’s Filing Coordinator in advance of trading in the Company’s common stock.

It is your responsibility to ensure that you are at all times in compliance with the Company’s Policy Regarding Insider Trading.

If you have any questions, please reach out to the Filing Coordinator, ___________, at _________.

Appendix B

Sample Email Regarding Non-Periodic Blackout Period

Subject: Carver Bancorp Blackout Period

This email is to inform you that, based on recommendations from counsel, a blackout period is now in effect and you should not execute any trades in Carver Bancorp, Inc. common stock. If you currently have a standing order, you should immediately terminate such order. You will be informed of the exact date on which this blackout period will end.

Blackout Periods
As an officer or director of Carver Bank and/or Carver Bancorp, Inc. (the “Company”), you are restricted from trading in the Company’s common stock during certain times of the year in accordance with the Company’s Insider Trading Policy. The purpose of these restrictions is to avoid trading based on information that is not available to the general public in violation of the securities laws, or the appearance thereof. Periods during which trading is restricted are referred to as “blackout periods.”

The Company institutes blackout periods in conjunction with fiscal quarter and fiscal year earnings reporting, or when a developing material event or potential material event has not been made public.

Policy Regarding Insider Trading Policy
Please refer to the Company’s Policy Regarding Insider Trading Policy for further information and remember that you are prohibited from using or sharing insider information for stock trading purposes or for any other purpose except to conduct the Company’s business. Once this blackout period ends, you should still notify the Company’s Filing Coordinator in advance of trading in the Company’s common stock.

It is your responsibility to ensure that you are at all times in compliance with the Company’s Policy Regarding Insider Trading.

If you have any questions, please reach out to the Filing Coordinator, _________, at __________________.